SETTLEMENT AGREEMENT AND MUTUAL RELEASE


         This Settlement Agreement and Mutual Release ("Agreement") is entered into as of September 12, 1997 ("Agreement Date") between IVI PUBLISHING, INC., a Minnesota corporation, for itself and its subsidiaries, affiliates and related entities, and all successors and assigns and their respective officers, directors, shareholders, employees and agents (collectively, "IVI"), and the MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH, a Minnesota non-profit foundation, for itself and its subsidiaries, affiliates and related entities, including, without limitation, Mayo Medical Ventures ("MMV"), and all successors and assigns and their respective officers, directors, employees and agents (collectively, "Mayo").

                                    RECITALS

         A. IVI and Mayo are parties to the Electronic Publishing License, Development and Marketing Agreement dated April 28, 1993 ("1993 Agreement") and the 1994 License, Development and Marketing Agreement dated September 27, 1994 ("1994 Agreement").

         B. Various disagreements have arisen between IVI and Mayo, particularly regarding their respective rights and duties under the 1994 Agreement with respect to the O@sis website ("O@sis Site," as more fully defined below) that has been jointly developed by IVI and Mayo.

         C. The parties have had extensive settlement discussions over several months in which each of Mayo and IVI has been represented by independent legal counsel. As a result of those discussions, the parties have concluded it is in their respective best interests to settle and compromise all known and unknown claims related to or arising out of such disagreements, as set forth in this Agreement.

         D. Subject to the terms hereof, it is the intention of the parties that IVI deliver to Mayo (by license, sublicense or transfer of ownership) all of its rights in the O@sis Site (other than with respect to the Third Party Software) such that Mayo will be able to operate the O@sis Site in the same manner as it is operated by IVI as of the Agreement Date, provided, however, that IVI shall continue to own and be free to exploit all IVI Copyrights, IVI Technology and Source Code and any other intellectual property rights of IVI to the extent that title to such rights has not been completely transferred and assigned to Mayo hereunder.

         E. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the 1994 Agreement.

                                   AGREEMENTS

1.       DEFINITIONS.

         As used herein, the following terms shall have the meanings set forth below:

         (a) "Audiovisual Rights" means the IVI Copyrights for the data, images, sounds, text, graphics, audiovisuals, animations, music, photographs, motion pictures, files, data or materials of the O@sis Site as perceived, seen or heard by an end user of such website, but excluding the IVI Copyrights for the underlying software within the IVI Technology that produces such data, images, sounds, text, graphics, audiovisuals, animations, music, photographs, motion pictures, files, data or materials.

         (b) "Net Revenues" means all revenues arising out of or resulting from the O@sis Site or any non-O@sis Internet-related project, as the case may be, that are actually received by Mayo from third parties between the Agreement Date and December 31, 2001, net of Mayo's sales commissions, discounts or refunds actually paid or given, taxes or duties of any kind (exclusive of income or similar taxes), insurance and/or freight, to the extent each of the foregoing is reasonable and documented and is actually paid or granted to an unaffiliated third party; provided, however, that if Mayo holds an equity position in an unaffiliated third party at the time a payment affecting Net Revenues is made to such third party, for purposes of calculating Net Revenues Mayo shall only be permitted to deduct the amount of such payment less the percentage of Mayo's equity ownership in such third party (e.g., if Mayo has a deduction to Net Revenues by virtue of a payment to an unaffiliated third party of $100,000, by virtue of the fact that Mayo owns a 5% equity share in such third party, Mayo will only be able to deduct 95% of $100,000, or $95,000, when calculating Net Revenues). Net Revenues shall also exclude any revenues from Mayo products sales or medical services but shall include any revenues derived from content accessible on or through the O@sis Site or non-O@sis Internet related project, as the case may be.

         (c) "O@sis Content" means all New Materials included in or developed for the O@sis Site (which includes, without limitation, all medical knowledge and know-how provided by Mayo medical personnel), images, sounds and interfaces that an end user sees, hears and/or uses when accessing and using the O@sis Site, including, without limitation, any data, images, sounds, text, graphics, audiovisuals, animations, music, photographs, motion pictures, files, data, materials, object or source codes (including any HTML codes), user interfaces and graphical user interfaces, and all other information reasonably related to the access, operation and/or use of the O@sis Site, such as its server access logs and archive logs, but excluding the USP Content, all as of the Agreement Date.

         (d) "O@sis Licensed Rights" means all of IVI's intellectual property rights in and to the O@sis Technology (including, without limitation, CGI scripts, javascripts and configuration files for Third Party Software), other than the Audiovisual Rights, as of the Agreement Date.

         (e) "O@sis Purchased Rights" means the Audiovisual Rights and all of IVI's other intellectual property rights in and to the O@sis Content, but excluding all of the O@sis Licensed Rights and Third Party Software, as of the Agreement Date.

         (f) "O@sis Site" means the O@sis website jointly developed by IVI and Mayo under the 1994 Agreement and operated by IVI and Mayo as of the Agreement Date, including any modification thereof or successor site on the Internet which may thereafter be developed or operated by or for Mayo.

         (g) "O@sis Technology" means the IVI Technology (which, for purposes of this Agreement, includes, without limitation, javascripts, CGI scripts and configuration files for Third Party Software), IVI Copyrights (except for the Audiovisual Rights therein), Source Code and all underlying software, digitizations, algorithms, program logic, interactive program structures and like technology that is used to make the O@sis Content and USP Content available to end users of the O@sis Site as of the Agreement Date.

         (h) "Third Party Software" means the third-party software licensed to IVI as of the Agreement Date and listed on Exhibit A attached hereto.

         (i) "USP Content" means the pharmaceutical database available on the O@sis Site as of the Agreement Date that is licensed by IVI from The United States Pharmacopeial Convention, Inc. ("USP").

2.       CONVEYANCE AND ASSIGNMENT OF RIGHTS.

         Subject to the terms and conditions of this Agreement, IVI hereby sells, and Mayo hereby purchases, the following right, title and interest in and to the O@sis Site as follows:

         (a) IVI hereby grants to Mayo a limited, non-exclusive, non-transferable (except as expressly provided below in this Section
         2), perpetual, irrevocable, paid-up and worldwide license to the O@sis Licensed Rights, solely for Mayo, its agents or its third party vendors to create, deliver, edit, manipulate, configure, test and publish the O@sis Content or modifications thereof for Mayo on the O@sis Site and or any other Internet site which is majority owned or controlled by Mayo;


         (b) IVI hereby assigns and transfers to Mayo all the O@sis Purchased Rights; and

         (c) pursuant to the terms of Section 6(g) below, IVI hereby grants to Mayo the limited sublicense to the USP Content, as more fully set forth in Exhibit G attached hereto.

A partial and illustrative listing of the files, libraries, directories, components and rights that constitute the O@sis Content is attached as Exhibit B hereto. Mayo may, in its sole discretion, upon at least thirty (30) days prior written notice to IVI, assign the license to the O@sis Licensed Rights granted hereunder solely in connection with the transfer, sale and/or assignment of the O@sis Site in its entirety, provided, that Mayo continues to be primarily obligated with respect to, and shall pay to IVI all O@sis Royalties and Non-O@sis Royalties required hereunder with respect to such O@sis Site and other non-O@sis Internet-related projects, as such terms are defined below. Further, such assignment shall not terminate or affect in any way Mayo's (i) license granted hereunder to the O@sis Licensed Rights with respect to any Internet site (other than the O@sis Site) which is majority owned or controlled by Mayo, or
(ii) obligations to IVI hereunder or under any other agreement then in effect between IVI and Mayo.

3.       SETTLEMENT CONSIDERATION.

         In exchange for the transfer, license and sublicense of IVI's rights in and to the O@sis Site pursuant to Section 2 above, Mayo shall pay or provide to IVI the following consideration:

         (a) Cash. Mayo shall pay IVI Two Million Seven Hundred Thousand Dollars ($2,700,000) by wire transfer of immediately available funds simultaneously with the full execution of this Agreement, less an offset of Forty-Three Thousand Sixty-Three Dollars ($43,063) that is attributable to currently due and payable reimbursements for Mayo's expenses for EP Versions under the 1994 Agreement (for which Mayo has previously submitted its standard form invoices to IVI).

         (b) Prepayment of Transition Services Fee. Mayo shall pay IVI an additional Three Hundred Thousand Dollars ($300,000) by wire transfer of immediately available funds simultaneously with the full execution of this Agreement to prepay the service fee for the Transition Services, which service fee shall be non-refundable.

         (c) Waiver of Reimbursement and Other Payments. Mayo hereby waives and releases IVI's obligation to (i) reimburse Mayo's expenses associated with the provision of content and support for the O@sis Site for the period of January 1, 1997 through the end of the 1994 Agreement term, and (ii) make any other payments to Mayo under or in respect of the 1994 Agreement other than (A) in connection with EP Versions that Mayo and IVI have jointly developed or may in the future jointly develop under the 1994 Agreement, or (B) as required by that certain letter agreement dated May 25, 1995 (the "AHN Letter") between IVI and Mayo regarding the Agreement dated May 25, 1995 (the "AHN Agreement") between IVI and America's Health Network, Inc., or (C) as IVI and Mayo may otherwise hereafter agree in writing.

         (d) Future Services. Mayo shall invite IVI to bid on a contract or contracts for calendar years 1998 and/or 1999 (if, in fact, such support contracts are sought by Mayo) to be the external support and service provider for the O@sis Site, at whatever service level, rate or compensation is deemed by Mayo, in its discretion, to be most beneficial to Mayo. If IVI decides to submit a bid, Mayo may reject such bid for any or no reason, and IVI shall have no implied right to supply future services to Mayo or to challenge any decision Mayo makes as to such future services to the extent such services are to be provided by or on behalf of any third party vendor. The foregoing notwithstanding, Mayo's evaluation of any bid made by IVI shall be consistent with and governed by any bidding and bid evaluation process established or implemented by Mayo for all bidders with respect to a given contract.

         (e) O@sis Royalties. Mayo shall pay IVI twelve percent (12%) royalties on all Net Revenues arising out of or resulting from the O@sis Site ("O@sis Royalties"). Mayo and IVI further agree as follows with respect to O@sis Royalties:

                  (i) for the avoidance of doubt, proceeds from the following, without limitation, shall be included in Net Revenues which give rise to O@sis Royalties: sponsorships of the O@sis Site, advertising on the O@sis Site, and/or subscription revenues or licensing fees received for access to the O@sis Site, for content included on or accessed through the O@sis Site, for publications or premium content delivered on-line through the O@sis Site, for downloading of content from the O@sis Site, or for access to and use of chat rooms or bulletin boards on the O@sis Site;

                  (ii)for the avoidance of doubt, proceeds from the following, without limitation, shall not be included in Net Revenues which give rise to O@sis Royalties: retail or wholesale sales of tangible items such as a printed or CD ROM edition of the Mayo Family Healthbook; subscriptions to Mayo-sponsored or endorsed publications that are delivered in printed form, CD ROMs or any other format except on-line through the O@sis Site; clothing or souvenirs bearing O@sis or other Mayo logos; and any tangible healthcare products or medical services; and


                  (iii) that Mayo may, in its sole discretion, discontinue the publication or availability of the O@sis Site, in whole or in part, at any time, and that Mayo does not guarantee the amount, if any, of O@sis Royalties to be paid to IVI hereunder.

         (f) Non-O@sis Royalties. Mayo shall pay IVI ten percent (10%) royalties on all Net Revenues arising out of or resulting from any non-O@sis Internet-related projects commenced (as evidenced by an executed agreement) between the Agreement Date and December 31, 1999 ("Non-O@sis Royalties"). Mayo non-O@sis Internet-related projects commenced after December 31, 1999 shall not be subject to any IVI royalties. For purposes of this Agreement, a "non-O@sis Internet-related project" shall be any Internet website or other application accessible through the Internet, other than the O@sis Site, which Mayo creates, allows or causes to be created, or to which Mayo licenses to publish or otherwise grants access to, Mayo or third party content. Mayo and IVI further agree as follows with respect to Non-O@sis Royalties:

                  (i) for the avoidance of doubt, the following type of proprietary networks, without limitation, shall be deemed a "non-O@sis Internet-related project":

                           (A) a corporate intranet that is established by or in cooperation with Mayo and is generally only accessible to employees and agents of a corporation or other entity (but excluding all internal Mayo intranets); and

                           (B) an extranet between two or more corporations or entities that permits an electronic exchange of information between such corporations and/or entities, such as by electronic data interchange (but excluding all extranets of the types generally described in the next sentence where Mayo itself is the customer or healthcare provider of the other party). An example where Mayo itself is a customer would be Mayo's electronic purchasing and ordering of hospital or medical supplies from a vendor, and an example of where Mayo itself is a provider would be Mayo's electronic processing of insurance reimbursement claims with a self-insured employer which uses Mayo as a provider of healthcare services for its insured employees.

                  (ii) for the avoidance of doubt, Mayo's delivery of continuing medical education ("CME") programs to medical professionals via the Internet shall be deemed a "non-O@sis Internet-related project," provided, however, in calculating the Net Revenues from such CME programs, in addition to the terms of Section 1(b) above, Mayo shall include, without limitation, any sponsorship revenues for such program and may also deduct its actual direct costs of such programs, all as demonstrated by Mayo's books and records kept in accordance with generally accepted accounting practices consistently applied. For the avoidance of doubt, the following type of costs included on Mayo's books and records, without limitation, shall be deemed actual direct costs of a CME program to the extent consistent with Mayo's general accounting practices: wages, benefits and general administrative costs allocated to a particular doctor or employee during the time period such doctor prepares, presents, supports or administers a CME program; materials used in the preparation of, or distributed as part of a CME program; expenses of presenting and/or preparing a CME course for presentation in any media as a non-O@sis Internet-related project.

                  (iii) for avoidance of doubt, the following shall not be deemed a "non-O@sis Internet-related project": any Mayo operated or supervised database or record of actual private patient medical information that is accessible only by authorized users (e.g., healthcare providers and third party payors), and related patient educational information that is primarily accessible and used by authorized health care providers, via the Internet.

                  (iv) that Mayo may, in its sole discretion, pursue or consummate non-O@sis Internet-related projects, but Mayo is not obligated in any way to do so, and that Mayo does not guarantee the amount, if any, of Non-O@sis Royalties to be paid to IVI hereunder.

         (g) Pre-Paid Royalties. Due to the exclusion of certain hardware and the Third Party Software from the assets related to the O@sis Site being sold, licensed or otherwise transferred to Mayo hereunder, the parties agree that Mayo shall credit an aggregate of Ninety-Six Thousand Dollars ($96,000) against any O@sis Royalties and Non-O@sis Royalties otherwise due to IVI. Accordingly, Mayo shall not be required to begin paying any O@sis Royalties or Non-O@sis Royalties otherwise due to IVI hereunder unless and until the aggregate amount of such royalties otherwise due exceeds Ninety-Six Thousand Dollars ($96,000).

         (h) IVI Stock. Mayo shall assign over and transfer back to IVI, free and clear of all liens and other encumbrances, good and valid title to Four Hundred Ninety Thousand (490,000) shares of IVI common stock (some of which is currently restricted and some of which is not restricted) that was previously issued to Mayo as part of the consideration for the 1993 Agreement and 1994 Agreement. Mayo shall deliver the stock certificates evidencing all such shares to IVI, properly endorsed or accompanied by a duly executed instrument of transfer, on the Agreement Date. Mayo and IVI hereby agree that, upon such assignment and transfer, the Stock Purchase Agreements dated as of April 28, 1993 and September 27, 1994, respectively, between Mayo and IVI are hereby terminated in all respects and are of no further force and effect.

         (i) Waiver of Minimum Royalties on EP Versions. Mayo hereby waives and releases the minimum guaranteed royalties (but not actual running royalties) on the EP Versions, as that term is defined in the 1993 Agreement, published by IVI under the 1993 Agreement.

4.       TRANSITION SERVICES

          IVI shall provide to Mayo the transition and technical support services ("Transition Services") for the O@sis Site for a period of three (3) months from the Agreement Date, subject to the following terms and conditions:

         (a) At its sole discretion, Mayo may have third party vendors providing support and services with respect to the O@sis Site during the time IVI is also providing Transition Services to Mayo, as long as such third party vendors do not interfere with or unreasonably burden IVI's reasonable performance of such Transition Services and subject to such vendors' execution of appropriate non-disclosure agreements (in form and substance reasonably satisfactory to IVI as provided below) with Mayo to the extent such vendors may require access to any IVI proprietary information, whether or not included within the O@sis Licensed Rights. Mayo shall provide IVI with such non-disclosure agreement(s) for review and approval, which approval shall not be unreasonably withheld. If IVI fails to notify Mayo of any required changes to such non-disclosure agreement within five (5) business days after its receipt by IVI and its counsel listed herein, then it shall be deemed approved by IVI. In such non-disclosure agreements, Mayo shall use reasonable best efforts to make IVI an express third party beneficiary thereof to the extent that such vendors will have access to IVI's proprietary information.

         (b) Such Transition Services shall be performed in the same professional, diligent and timely manner and, absent written agreement of the parties to the contrary, shall consist of the same level and manner of technical support, administrative services, development efforts (including, without limitation, development of the O@sis Site in accordance with the specifications of Microsoft Explorer 4.0) and resources (including personnel, server hardware, Third Party Software and other software) that IVI has provided during the six (6) months immediately prior to the Agreement Date to develop, support, publish, update and make available the O@sis Site to users via the Internet.

         (c) After the Agreement Date, once per week during the period that IVI is providing Transition Services to Mayo, IVI shall deliver to Mayo a complete and accurate object code and source code copy of all updates to the O@sis Site made by or for IVI during the prior week, as such updates exist, less the Third Party Software. The parties shall mutually arrange for the delivery of each such copy to Mayo, with Mayo paying all shipping costs associated with such deliveries.

         (d) In addition, as part of such Transition Services, IVI shall provide to Mayo, its agents and any external third party vendors for the O@sis Site, if any, all reasonable technical assistance, support and cooperation needed in order for Mayo, its agents and/or such third party vendors to operate, maintain and update the O@sis Site independent of IVI, including, without limitation, reasonable assistance in obtaining any licenses needed for Third Party Software; provided, however, that all such Transition Services must be consistent with IVI's in-house capabilities and resources as of the Agreement Date and shall not require IVI to incur any additional or incremental out-of-pocket costs with respect thereto or to provide access to or transfer any IVI know-how or trade secrets to any such third party vendor beyond that included within the O@sis Purchased Rights or the O@sis Licensed Rights and only to the extent such third party vendor has executed an IVI-approved non-disclosure agreement as provided in
         Section 4(a) above.

         (e) IVI hereby commits to provide, upon Mayo's written request, up to another three (3) months of such Transition Services, which may be purchased by Mayo at its option at the rate of One Hundred Thousand Dollars ($100,000) per month, payable month by month in advance; provided, that IVI may but shall not be required to provide any such Transition Services following the 180th day after the Agreement Date.

         (f) In its sole discretion, Mayo may discontinue the Transition Services at any time upon seven (7) days prior written notice thereof to IVI, provided, there shall be no refund of the prepaid service fee for such Transition Services. Upon the effective date of such notice, IVI shall cease publication of the O@sis Site and Mayo or its agent shall thereafter be solely responsible for publication of the O@sis Site upon its own server. IVI and Mayo shall render reasonable cooperation to each other to ensure a smooth transition of the O@sis Site.

         (g) As part of the Transition Services, IVI shall provide to Mayo the same level and type of service (including, without limitation, the same method of access to the USP Content by end users who access the O@sis Site via the Internet) with respect to the USP Content on the O@sis Site as of the Agreement Date, provided that IVI's license to the USP Content from USP remains in full force and effect.

5.       AMENDMENT OF 1993 AND 1994 AGREEMENTS.

         (a) Conforming Amendments to 1993 Agreement. The 1993 Agreement is hereby amended as set forth in Exhibit C attached hereto. Except as so amended, the 1993 Agreement shall otherwise remain in full force and effect.

         (b) Parties' Continued Performance Under the 1993 Agreement. As of the Agreement Date, Mayo shall have no further obligation to provide IVI with any more Source Material for publication under the 1993 Agreement, and neither party shall have any liability whatsoever to the other party for any failure of the parties to jointly develop and publish any of the ten (10) titles described in Exhibit A-1 to A-10 of the 1993 Agreement or any other title proposed by either party pursuant to the terms thereof; provided, however, that the parties agree to publish one or more of the ten (10) titles described in Exhibit A-1 to A-10 of the 1993 Agreement, when and if IVI provides Mayo with written notice of IVI's intention to publish such title or titles and reasonable evidence of IVI's financial ability and commitment to do so (including, without limitation, delivery to Mayo of a business plan for such title(s)), all within the term of the 1993 Agreement. In addition, IVI acknowledges that the license to the Mayo Trademarks granted to IVI pursuant to
         Section 4.1 of the 1993 Agreement shall only apply to EP Versions of Source Material already produced under the 1993 Agreement as of the Agreement Date and any other EP Versions produced thereunder, and, with respect to each such EP Version, IVI's license to use the Mayo Trademarks shall terminate upon expiration of the applicable Sell-Off Period for each such existing EP Version. In no event shall IVI use the Mayo Trademarks in any other manner. Unless otherwise specifically defined in this Agreement, all capitalized terms used in this Section 5(b) are as defined in the 1993 Agreement.

         (c) Conforming Amendments to 1994 Agreement. The 1994 Agreement is hereby amended as set forth in Exhibit D attached hereto. Except as so amended, the 1994 Agreement shall otherwise remain in full force and effect.

         (d) Termination of Certain Rights under 1994 Agreement. As of the Agreement Date, all licenses granted by Mayo to IVI for the Source Material and New Materials (other than Short Clips included therein which exist as of the Agreement Date) under the 1994 Agreement that constitute part of the O@sis Purchased Rights are hereby terminated, provided that IVI shall continue to have such licenses granted under the 1994 Agreement only to the extent reasonably necessary for IVI to continue to publish and distribute any EP Version jointly developed by the parties under the 1994 Agreement as of the Agreement Date hereof and to perform the Transition Services hereunder until such services are terminated. Furthermore, all licenses granted by either party to the other party under the 1994 Agreement to use the Mayo Trademarks or the IVI Trademarks, as may be the case, are hereby terminated except as expressly permitted by the licenses granted in Section 4.1 or Section
         4.2 of the 1994 Agreement, as applicable, in connection with each such EP Version published and/or distributed by IVI.

         (e) Parties' Continued Performance Under the 1994 Agreement. All EP Versions published prior to the Agreement Date, but pursuant to the terms of the 1994 Agreement, shall be governed by the amended terms of the 1994 Agreement as stated herein. As of the Agreement Date, Mayo shall have no further obligation to provide IVI with any more Source Material for publication of any additional EP Versions under the 1994 Agreement, except as required for the Short Clips described in Section 6(a) below or as the parties may otherwise agree, and neither party shall have any liability whatsoever to the other party for any failure of the parties to jointly develop and publish any of the five (5) titles described in Exhibit D of the 1994 Agreement or any other Title proposed by either party pursuant to the terms thereof; provided, however, that the parties agree to publish one or more of the five (5) Titles described in Exhibit D of the 1994 Agreement, when and if IVI provides Mayo with written notice of IVI's intention to publish such title or titles and reasonable evidence of IVI's financial ability and commitment to do so (including, without limitation, delivery to Mayo of a business plan for such title(s)), all within the term of the 1994 Agreement.

6.       OTHER OBLIGATIONS OF THE PARTIES.

         The  parties   shall  also  fulfill  the  following   obligations,   as
applicable:

         (a) AHN Letter; Short Clips. From and after the Agreement Date, IVI shall remain obligated to reimburse Mayo, pursuant to the terms of the 1994 Agreement, for Mayo's expenses incurred as a result of the AHN Letter, and Mayo shall continue to provide Source Material to IVI to produce Short Clips pursuant to the terms of the AHN Letter and as otherwise agreed by the parties. All Short Clips shall be governed by the terms of the 1994 Agreement as amended herein, provided, however, notwithstanding the exclusive license for electronic publication of such Short Clips granted to IVI under such 1994 Agreement prior to its amendment hereunder, Mayo may, at its discretion, from and after the Agreement Date, also use and publish all such Short Clips, in whole or in part, as content on the O@sis Site or any other non-O@sis Internet-related project for which Non-O@sis Royalties would be payable to IVI, subject to the restrictions on distribution of the Licensor Materials (as defined therein) imposed by that certain letter agreement dated June 8, 1995 between Mayo and AHN. IVI shall provide copies of all Short Clips to Mayo within fifteen (15) business days after IVI receipt of Mayo's written reasonable request therefor.

         (b) Other Existing Agreements. Notwithstanding Section 3(e) or (f) above, (i) Mayo shall not be required to pay any O@sis Royalties, Non-O@sis Royalties or any other amounts whatsoever to IVI as a result of the letter agreement between Mayo and American Home Products Corporation dated April 3, 1996, and the Website License Agreement between Mayo and AHP dated January 1, 1997 (collectively, "AHP
         Agreements"); (ii) any amounts received by Mayo as a result of the Content License Agreement between Mayo and Disney Online dated August 22, 1997 shall be treated as Non-O@sis Royalties hereunder ("Disney Agreement"); (iii) the License Agreement dated April 24, 1991, as amended (the "1991 Agreement"), by and among William Morrow Company, Mayo and IVI shall remain in full force and effect in accordance with its terms; and (iv) as of the Agreement Date, Mayo shall assume all obligations to make any and all payments due or past due under that certain agreement dated December 2, 1996, by and among Mayo, IVI and Infomed Services Ltd.

         (c) Escrow Requirements. Within thirty (30) days after the Agreement Date, the parties shall execute an escrow agreement, similar in form and substance to the escrow agreement executed in conjunction with the 1993 Agreement and 1994 Agreement and with the same escrow agent, so that all materials related to the Mayo Clinic Family Healthbook CD ROM, and all future versions thereof published by IVI, will be deposited in escrow by IVI on a regular basis. Mayo shall pay all expenses of the escrow agent related to the establishment and maintenance of such escrow.

         (d) Prohibited Uses of Names, URLs and Trademarks. From and after the Agreement Date, IVI shall not use, nor cause or permit any third party to use in any manner, whether directly or indirectly, the name "O@sis" or any similar name, the URL "www.mayo.ivi.com" and all extensions thereof (i.e., "www.mayo.ivi.com/mayo/common/htm/index. htm"), all of which are hereby released and assigned by IVI to Mayo. Mayo shall not use, nor cause or permit any third party to use in any manner, whether directly or indirectly, the name "OnHealth" or any similar name, the name "Healthnet" or any similar name, or the URLs "www.healthnet.ivi.com", "onhealth.com" and "www.onhealth.com" and all extensions of the foregoing, all of which are hereby released and assigned by Mayo to IVI. The foregoing prohibition, assignment and release includes, without limitation, using or registering for use any tradename, trademark, service mark, domain name, product name, service name or moniker, anywhere in the world. Mayo acknowledges and agrees that IVI owns the "ivi.com" domain name, subject to Mayo's right to use the URL "www.mayo.ivi.com".

         (e) Redirected Access. Upon Mayo's written request and, if no such request is made, upon the effective date of the termination notice for the Transition Services, IVI shall promptly redirect, or cause to be redirected, regardless of whether IVI is providing Transition Services (or is Mayo's designated support and service provider as referenced in
         Section 3(d) above) for the O@sis Site, all requests for the O@sis Site that use the URL address "www.mayo.ivi.com" or "healthnet.ivi.com", or any extensions thereof, to the URL(s) that Mayo designates in writing to IVI, but only to the extent such designated URL is the new address for the O@sis Site, for a minimum of two (2) years after any such request or effective date of termination by Mayo of the Transition Services. In addition, upon such a request from Mayo, IVI shall promptly cause all products thereafter produced pursuant to any agreement between the parties (e.g., EP Versions of the Source Material produced under the 1993 Agreement or the 1994 Agreement) to link to the new URL designated by Mayo in writing, instead of the URL "www.mayo.ivi.com", but only to the extent such URL is the new address for the O@sis Site.

         (f) Support of Healthwatch. Mayo shall continue to support the Healthwatch feature of the O@sis Site, solely in connection with Mayo products and services such as the publications and/or EP Versions, as applicable, jointly developed by the parties pursuant to the 1991 Agreement, the 1993 Agreement and/or the 1994 Agreement, in a manner and at a level consistent with the support provided by IVI during the six (6) month period immediately prior to the Agreement Date; provided, that Mayo may discontinue its support of Healthwatch after the earlier of (i) the date when Mayo no longer owns or operates the O@sis Site, or
         (ii) all of IVI's license rights under each of the 1991 Agreement, the 1993 Agreement and the 1994 Agreement terminate or expire.

         (g) USP Content License Terms. As provided in the Sublicense Agreement attached hereto as Exhibit G, Mayo shall pay IVI a sublicense fee of One Thousand Dollars ($1,000) per month for the sublicense of the USP Content granted by IVI to Mayo thereunder.

         (h) IVI's Use of O@sis Purchased Rights. For any portion of the O@sis Content (including, without limitation, the interface and presentation of the USP Content) in use by IVI on a website (excluding the O@sis
         Site) as of the Agreement Date, IVI shall discontinue all use thereof within sixty (60) days of the Agreement Date.

7.       REPRESENTATIONS AND WARRANTIES OF IVI.

         In connection with its execution and delivery of this Agreement, IVI hereby represents and warrants to Mayo as follows:

         (a) Authorization. IVI has the corporate power and authority to execute and consummate this Agreement and the transactions contemplated hereby and such execution, consummation and transaction have been duly authorized by all requisite corporate actions on the part of IVI;

         (b) No Liens or Encumbrances. The O@sis Purchased Rights, O@sis License Rights and USP Content being conveyed or licensed to Mayo hereunder are free and clear of any liens and encumbrances, including specifically the security interest of IVI's secured convertible debenture holders;

         (c) No Conflicts. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not violate any term or condition of any material agreement to which IVI is a party or by which IVI is bound, provided that no such representation or warranty is made by IVI with respect to (i) the 1991 Agreement, (ii) the 1993 Agreement, (iii) the 1994 Agreement, (iv) the Anchor Brand Content Provider Agreement dated as of October 30, 1995 between IVI and AT&T Corp. (the "AT&T Agreement"), (v) the Active Desktop Marketing & Promotion Agreement, Gold ICP - Channel Guide dated as of June 3, 1997, by and among Mayo, IVI and Microsoft Corporation (the "Microsoft Agreement"), and (vi) the letter agreement dated November 21, 1996 between IVI and CompuServe Incorporated (the "CompuServe Agreement");

         (d) Government and Third Party Approvals. All governmental or third party approvals, if required for the execution and consummation of this Agreement and the transactions contemplated hereby, have been duly obtained, including, without limitation, any third party software or other intellectual property rights included in the O@sis Purchased Rights, O@sis Licensed Rights and USP Content, provided that no such representation and warranty is made by IVI with respect to (i) the 1991 Agreement, (ii) the 1993 Agreement, (iii) the 1994 Agreement, (iv) the AT&T Agreement, (v) the Microsoft Agreement, and (vi) the CompuServe Agreement.

         (e) Ownership; No Third Party Claims. IVI owns all right, title and interest in, or has the right to transfer or license, as applicable, the O@sis Purchased Rights, the O@sis Licensed Rights and the USP Content, and their transfer, assignment, license or sublicense to Mayo hereunder, to IVI's knowledge, does not and will not violate any third party's rights, provided that no such representation and warranty is made by IVI with respect to (i) the 1991 Agreement, (ii) the 1993 Agreement, (iii) the 1994 Agreement, (iv) the AT&T Agreement, (v) the Microsoft Agreement, and (vi) the CompuServe Agreement. To IVI's knowledge, (i) there are no third party claims challenging IVI's ownership of, or right to license or sublicense, the O@sis Purchased Rights, the O@sis Licensed Rights and the USP Content being transferred, assigned, licensed or sublicensed hereunder or IVI's right to execute and consummate this Agreement and the transactions contemplated hereby, and (ii) the use of the O@sis Purchased Rights and the O@sis Licensed Rights as contemplated hereby will not infringe upon the patent, copyrights, trade secrets, trademarks or other rights of any third party; and

         (f) No Bankruptcy Proceedings or Plans. To IVI's knowledge, after due investigation, IVI is not named as a debtor in any voluntary or involuntary bankruptcy case and has no present plan to commence a voluntary bankruptcy case within ninety (90) days after the Agreement Date.

         (g) O@sis Software and Data. IVI warrants to Mayo that the copy of the O@sis Site on electronic media delivered to Mayo, in object and source code form as described in Section 9(e) below, and in object code and source code form as described in Section 4(c) above: (i) is a complete and accurate copy of the O@sis Site, less the Third Party Software, as of the date and time such copy is made, (ii) includes all software, content (including, without limitation, all graphics, text, audio, javascript, HTML and CGI scripts), data, materials, files, directories and functionality available to users who access the O@sis Site via the Internet as of the date and time such copy is created, less the Third Party Software, and (iii) does not contain any code that is intended to disable or shut down surreptitiously, in whole or in part, the O@sis Site or the equipment on which it is installed and accessed.

         (h) Entitlement to Royalties. IVI is not entitled to, nor has it received, any income arising out of or resulting from the O@sis Site prior to the Agreement Date.

8.       REPRESENTATIONS AND WARRANTIES OF MAYO.

         In connection with its execution and delivery of this Agreement, Mayo hereby represents and warrants to IVI as follows:

         (a) Authorization. Mayo has the corporate power and authority to execute and consummate this Agreement and the transactions contemplated hereby and such execution, consummation and transaction have been duly authorized by all requisite corporate actions on the part of Mayo.

         (b) No Conflicts. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not violate any term or condition of any material agreement to which Mayo is a party or by which Mayo is bound, provided that no such representation or warranty is made by Mayo with respect to (i) the 1991 Agreement,
         (ii) the 1993 Agreement, (iii) the 1994 Agreement, and (iv) the Microsoft Agreement.

         (c) Government and Third Party Approvals. All governmental or third party approvals, if required for the execution and consummation of this Agreement and the transactions contemplated hereby, have been duly obtained, provided that no such representation and warranty is made by Mayo with respect to (i) the 1991 Agreement, (ii) the 1993 Agreement,
         (iii) the 1994 Agreement, and (iv) the Microsoft Agreement.

         (d) Entitlement to Royalties. Mayo is not entitled to, nor has it received, any income (other than the revenues Mayo has received or will receive pursuant to the AHP Agreements and Disney Agreement) arising out of or resulting from the O@sis Site and/or any non-O@sis Internet-related projects, prior to the Agreement Date.

         (e) IVI Stock. (i) Mayo has good and valid title to the 490,000 shares of IVI common stock being transferred to IVI pursuant to Section 3(h) (the "IVI Stock") free and clear of any liens or other encumbrances, other than the restrictions imposed by the respective Stock Purchase Agreements by which such shares were originally issued by IVI to Mayo;
         (ii) the IVI Stock constitutes all of the capital stock of IVI owned by Mayo; and (iii) Mayo has no right to acquire any capital stock or other equity interest or participation in the revenues or profits of IVI, except for payment of royalties and other amounts as expressly provided in the various agreements between the parties which remain in force and effect after the Agreement Date.

9.       CONDITIONS TO CLOSING OF SETTLEMENT.

         This Agreement, including, without limitation, Mayo's obligation to pay the consideration described in Section 3 above, is subject to the satisfaction of the following conditions set forth in items (a) through (f) of this Section 9, which satisfaction shall be evidence by Mayo's execution and delivery of this
Agreement:

         (a) Mayo's receipt of duly certified officers' certificates from IVI, indicating that IVI has obtained the requisite board approvals for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, in form and substance reasonably acceptable to Mayo's counsel.

         (b) Mayo's receipt of (i) the duly executed consent of Fredrikson & Byron, P.A., as Agent for the holders of IVI's Convertible Secured Debentures under that certain Inter-Creditor Agreement dated November 22, 1996, and that certain Security Agreement dated November 22, 1996 to release the O@sis Purchased Rights from the security interest and "Collateral" rights referenced in the foregoing documents to the extent necessary to permit the consummation of the transactions contemplated hereby, (ii) copies of the duly executed consents of such holders, which show that the requisite percentage (at least 51%) of such holders duly executed the applicable consent, and (iii) copies of all UCC-3 Release filings necessary in order for the O@sis Purchased Rights and O@sis Licensed Rights to be released from the security interest and "Collateral" rights referenced in the documents listed in item (i) above.

         (c) Mayo's receipt of a legal opinion from the law firm of Fredrikson & Byron, P.A., substantially in the form attached as Exhibit E hereto.

         (d) Mayo's reasonable testing, for the period ending at 1:00 p.m., Central Daylight Time, Friday, September 12, 1997, of a copy of the O@sis Site at a location in Rochester, Minnesota to be specified by Mayo, and Mayo's good faith determination that such copy is a complete and accurate version of the O@sis Site as of the date such copy was made, less Third Party Software.

         (e) Delivery, free and clear of any liens or encumbrances, of the hard drive containing the above referenced test copy in source and object code to Mayo's possession and control.

         (f) Mayo's receipt of a true and accurate copy of a letter from IVI to Microsoft Corporation stating that IVI wishes to assign its rights and delegate its duties under the Microsoft Agreement to Mayo.

         (g) IVI's receipt by wire transfer of the $2,957,937 payment described in Section 3(a) above.


10.      ROYALTY PAYMENTS.

         (a) Royalties. All O@sis Royalties and Non-O@sis Royalties shall be payable to IVI on a quarterly basis within sixty (60) days of the end of each calendar quarter for the periods indicated in Section 3(e) and 3(f), respectively. Each such payment shall be accompanied by a reasonably detailed statement setting forth the basis for Mayo's calculations of such royalties for the quarterly period. All payments shall be in U.S. dollars and made by check.

         (b) Audit Rights. To confirm proper calculation and payment of the O@sis Royalties and/or Non-O@sis Royalties, as the case may be, IVI shall have the following audit rights:

                  (i) IVI and its auditor shall have access to inspect Mayo's books and records with respect to such royalties for up to the previous three (3) years during Mayo's normal business hours, at a mutually convenient time and upon reasonable prior notice;

                  (ii) IVI may not have more than one (1) audit per year and may not audit the same royalty period more than once;

                  (iii) any audit shall be at IVI's own expense unless the audit reveals an underpayment of royalties of at least ten percent (10%) of the sum owed or twenty thousand dollars ($20,000), whichever is greater, in which case Mayo shall reimburse IVI's reasonable costs incurred in the audit;

                  (iv) any auditor selected by IVI shall be subject to Mayo's reasonable approval and shall execute a confidentiality agreement as a condition to such access, restricting the use of such Mayo data to assuring IVI's proper calculation and payment of such royalties;

                  (v) Mayo's own auditors may witness any IVI audit; and

                  (vi) these IVI audit rights shall terminate on December 31, 2002.


11.      CONFIDENTIALITY OF SETTLEMENT TERMS.

         (a) The terms of this Agreement are and shall remain confidential.

         (b) Any breach of the confidentiality provisions of this Agreement by either party to this Agreement or its agents or attorneys shall be considered a material breach of the Agreement.

         (c) The parties agree upon a statement that they will respond to any questions from third parties concerning the relationship of the parties and conclusion of the disagreements with respect to the O@sis Site solely in a manner consistent with the disclosure in the joint press release described in Section 11(d)(iv) below.

         (d) Notwithstanding the foregoing, each party is and shall be entitled:

                  (i) to disclose and discuss the terms and conditions of this Agreement with its legal counsel and with its accountants or tax advisors, provided such persons have agreed to keep all such information confidential and not disclose such information to any other person or entity;

                  (ii) to make such disclosures as are necessary for any governmental taxing authority or as required by law, subpoena or any court order;

                  (iii) to comply with the rules of any stock exchange or the rules and regulations of the Securities and Exchange Commission (or any equivalent state regulatory body) in respect of legally required disclosures of material facts and circumstances; and

                  (iv) to issue the joint press release for distribution to the media and interested third parties, a copy of which is attached hereto as Exhibit F.

         (e) The parties agree to inform each other or the other's legal counsel promptly and in writing in the event any subpoena or other process is served upon any of them attempting to obtain any of the information protected from disclosure by this Agreement.

12.      MUTUAL NON-DISPARAGEMENT.

         Neither party shall, at any time, disparage, demean or criticize the technology, products or management of the other party and its subsidiaries, affiliates and related entities, or do or say anything to cause injury to the reputation of the other party and its subsidiaries, affiliates and related entities or their respective officers, directors, shareholders, employees, or products. Notwithstanding the foregoing, neither party shall be prohibited from publicly correcting through any media (in a non-disparaging manner) any factual errors made by the other party with respect to the parties' dealings, this Agreement or any other agreements or dealings between the parties.

13.      INDEMNIFICATION.

         (a) IVI hereby indemnifies and holds Mayo, its officers, directors, employees and agents harmless from all liability, demands, damages, expenses, losses, fees (including reasonable attorney's fees) and settlements for any breach of the representations and warranties made by IVI herein.

         (b) Mayo hereby indemnifies and holds IVI, its officers, directors, employees and agents harmless from all liability, demands, damages, expenses, losses, fees (including reasonable attorney's fees) and settlements for any breach of the representations and warranties made by Mayo herein.


14.      MUTUAL RELEASE.

         Except for any claims (including, without limitation, claims for failure to pay royalties or required reimbursement of expenses or payment of fees) related to the EP Versions produced by IVI for Mayo under the terms of any agreement between the parties, including, without limitation, the 1993 Agreement and the 1994 Agreement, the parties agree as follows:

         (a) IVI does hereby release, acquit and forever discharge Mayo from any and all manner of action or actions, suits, arbitrations, claims, damages, levies, and executions, whether known or unknown, liquidated or unliquidated, fixed or contingent, direct or indirect, permanent or progressive, which it ever had, has or ever can, shall or may have or claim to have against Mayo, or any of them, for or by reason of any cause, matter or thing whatsoever prior to the date of this Agreement, including but not limited to claims arising out of or related to the 1994 Agreement.

         (b) Mayo, and each of them, do hereby release, acquit and forever discharge IVI from any and all manner of action or actions, suits, arbitrations, claims, damages, levies, and executions, whether known or unknown, liquidated or unliquidated, fixed or contingent, direct or indirect, permanent or progressive, which they or any of them ever had, has or ever can, shall or may have or claim to have against IVI for or by reason of any cause, matter or thing whatsoever prior to the date of this Agreement, including but not limited to claims arising out of or related to the 1994 Agreement.

         (c) Each of Mayo and IVI covenants not to sue or bring any other proceeding against the other or any party released herein on account of any claim released hereby.

15.      NO ADMISSION OF LIABILITY BY EITHER PARTY.

         It is specifically understood and agreed that the execution of this Agreement is part of a settlement and compromise of potential claims between the parties and, accordingly, this Agreement and the consummation of the transactions contemplated hereby are not to be construed as an admission of any liability or fault whatsoever by either IVI or Mayo.

16.      ADVICE OF INDEPENDENT OUTSIDE LEGAL COUNSEL.

         The undersigned parties, by execution hereof, specifically acknowledge that they are, and have been, represented by their own independent legal counsel in connection with the negotiation, drafting and signing of this Agreement and the matters referred to above, that the undersigned parties understand and fully agree to each, all and every provision of this Agreement, and that they have received a copy of this Agreement. If there is any dispute between the parties as to the meaning of any provision of this Agreement, the interpretation thereof shall be without regard to which party may have drafted such provision.

17.      ENTIRE AGREEMENT.

         This Agreement and the Exhibits attached hereto (which are incorporated herein by this reference) constitute the entire agreement of the parties relating to the subject matter hereof and specifically supersedes and cancels the letter agreement between IVI and Mayo dated August 20, 1997, and there are no agreements or understandings (oral or written) among the parties with respect to the subject matter hereof other than those set forth or referred to herein or therein. The Recitals set forth in the opening of this Agreement are also incorporated herein and constitute an important part of this Agreement.

18.      GOOD FAITH COOPERATION.

         The parties shall execute any and all additional documents that may be required to carry out the purposes of this Agreement, including, without limitation, any other documents reasonably requested by Mayo or its legal counsel to perfect Mayo's right, title and interest in and to the O@sis
Purchased Rights or any portion thereof, the license of the O@sis Licensed Rights and/or the sublicense of the USP Content.
19.      WAIVER OR AMENDMENT.

         The terms of this Agreement may be modified, amended, or any provisions hereof waived only by mutual consent of the parties hereto as reflected in a writing executed fully by all signatories hereto.


20.      BINDING EFFECT.

         This Agreement shall be binding upon the parties and their respective heirs, successors and assigns only after its execution by both parties.

21.      NOTICES.

         Any notice or request required or permitted under or related to this Agreement shall be in writing and provided in one of the following methods to the persons and address noted below, or to such other persons or addresses as either party may hereafter furnish in writing to the other party:

         (a) Delivered personally, which notice or request is effective upon receipt;

         (b) Sent by certified or registered U.S. mail, postage prepaid, which notice or request is effective upon written confirmation of receipt;

         (c) Sent by overnight courier, which notice or request is effective upon confirmation of receipt; or

         (d)  By   facsimile,   which  notice  or  request  is  effective   upon
         confirmation of receipt by the receiving party.

To IVI:                      IVI Publishing, Inc.
                             7500 Flying Cloud Drive
                             Minneapolis, MN 55344-3739
                             Attention:  President
                             Facsimile:  612/996-6001

With a copy to:              Neal, Gerber & Eisenberg
                             Two North LaSalle, Suite 2100
                             Chicago, IL  60602
                             Attention:  Michael A. Pucker
                             Facsimile:  312/269-1747

To Mayo:                     Mayo Medical Ventures
                             200 Southwest First Street
                             Rochester, MN 55905
                             Attention:  Director
                             Facsimile:  507/284-5410

With a copy to:              Dorsey & Whitney LLP
                             Pillsbury Center South
                             220 South Sixth Street
                             Minneapolis, Minnesota  55402
                             Attention:  Nelson G. Dong
                             Facsimile:  612/340-8827


22.      VENUE; LAW; MATERIAL BREACH; ATTORNEY FEES.

         Either party may seek damages or injunctive relief, as the case may be, in the United States District Court for the District of Minnesota, if federal jurisdiction is available, or in any District Court for the State of Minnesota, for any material breach of this Agreement if the breaching party has not cured such breach within thirty (30) days of written notice thereof from the non-breaching party; provided, however, that Mayo shall not bring any proceeding related to, or pursuant to, this Agreement in any court sitting in Olmsted
County, Minnesota. The prevailing party in any such legal proceeding shall be entitled to its reasonable costs and attorney fees in addition to any other relief which may be granted by such court.

23.      SEVERABILITY.

         To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable, the invalid or unenforceable portion of such provision shall be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.

24.      COUNTERPARTS.

         This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one agreement. The parties agree that telefaxed copies of signatures will be sufficient to exchange at the closing meeting, with original signature pages to be supplied and exchanged at a later date.

25.      CLOSING AND DATE OF CLOSING.

         A closing meeting for the execution, delivery and/or exchange of the documents, payments, and other consideration required by this Agreement, not yet executed and delivered by the parties prior to the Agreement Date shall be held at the offices of Dorsey & Whitney LLP. The closing shall be at a date and time to be agreed upon by counsel for the parties, but in no event later than 4:00 p.m., Central Daylight Time, Friday, September 12, 1997.

26.      EXPENSES.

         All costs and expenses incurred by either party in connection with the negotiation, drafting, execution and delivery of this Agreement, including the attorney's fees of such party, shall be paid by the party incurring such costs and expenses.


27.      NO THIRD PARTY BENEFICIARIES.

         Nothing in this Agreement is intended, nor shall it be construed, to confer any rights or benefits upon any person or entity other than Mayo and IVI, and no other person or entity shall have any rights or remedies hereunder.



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



IVI PUBLISHING, INC.                            MAYO FOUNDATION FOR
                                                MEDICAL EDUCATION AND RESEARCH
         /s/ Joy Solomon                              /s/ Rick F. Colvin
Signature                                       Signature
         Joy Solomon                                  Rick F. Colvin
Name                                            Name
         CEO & PRESIDENT
Title                                           Title